Exhibit 10.1

FIRST FED BANK

EXECUTIVE CHANGE IN CONTROL PLAN

1.	Name, Purpose, and Effective Date

1.1     Name and Purpose of Plan. The purpose of this First Fed Bank Executive Change in Control Plan (the “Plan”) is to provide severance benefits to certain senior executives and key employees of First Fed Bank (the “Bank”) and/or its affiliates in the event their employment terminates under certain circumstances in connection with a Change in Control. The Plan is intended to secure the continued services of eligible executives and key employees of the Bank) and its affiliates and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control. For the avoidance of doubt, the Bank shall not be obligated to make any payment under this Plan to any individual outside of a Qualifying Termination during a Covered Period, which relates to a Change in Control of the Bank or the Company.

1.2     Effective Date. The Plan became effective on February 27, 2024 (the “Effective Date”).

1.3     ERISA Status. The Bank intends the Plan to be an unfunded plan maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and, therefore, to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

2.	Definitions

To the extent not defined elsewhere in the Plan, the following words and phrases have the following meanings unless a different meaning is plainly required by the context:

2.1    “Accrued Obligations” means the sum of: (a) any Base Salary earned but unpaid through the Participant’s Termination Date, (b) unpaid expense reimbursements (subject to, and in accordance with, the expense reimbursement policies of the Bank or its affiliates), (c) unused paid time off accrued through the Termination Date (subject to and in accordance with overall policies of the Bank or its affiliates) and (d) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination.

2.2    “Base Salary” means, as of any applicable determination date, the annualized gross base salary payable to a Participant, before any deductions, exclusions, elective deferrals, or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Bank or any of its affiliates.

2.3    “Board of Directors” means the Board of Directors of the Bank.

2.4    “Cause” means (a) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude (other than for traffic violations); (b) the willful commission by the Participant of a criminal or other act that, in the judgment of the Board of Directors will likely cause substantial economic damage to the Bank or its affiliates or any subsidiary or substantial injury to the business reputation of the Bank or its affiliates; (c) the commission by the Participant of an act of fraud in the performance of his or her duties on behalf of the Bank or its affiliates; (d) the continuing willful failure of the Participant to perform his or her duties to the Bank or its affiliates (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or the Participant declining to perform any assigned duties to the extent such assignment or duties would constitute a violation of law) after written notice thereof; (e) a material breach by the Participant of the Code of Ethics of the Bank or an affiliate; or (f) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s employment with the Bank or an affiliate of the Bank, following notice and, to the extent possible, a reasonable opportunity to cure in the sole discretion of the Bank (if such violation is capable of cure).

For purposes of this Section 2.4, no act or failure to act will be considered “willful” or “intentional” unless done or omitted to be done in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Bank or an affiliate. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors, based upon the advice of counsel for the Bank or upon the instructions of the Bank’s Chief Executive Officer or another senior officer of the Bank will be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Bank. “Cause” will not exist unless and until the Bank has delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors (excluding the Participant if the Participant is a member of the Board of Directors) at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors an event set forth in this Section 2.4 has occurred and specifying the particulars thereof in detail.

2.5    “Change in Control” means (a) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as defined in accordance with Code Section 409A. For purposes of this Section 2.5, the term “Corporation” means the Bank, the Company, or any of their successors, as applicable.

(i)

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty (30) percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the board of directors of the Corporation is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

2.6    “Code” means the Internal Revenue Code of 1986, as amended.

2.7    “Committee” means the Compensation Committee of the Board of Directors, or any successor thereto or any other committee designated by the Board of Directors to assume the responsibility for administering the Plan.

2.8    “Company” means First Northwest Bancorp and any successor or assignee as provided in Section 6.3.

2.9    “Competitive Business” means any business enterprise that either (a) engages in any activity that competes with the business of the Bank or any of its affiliates or (b) holds a five percent (5%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

2.10    “Confidential Information” means any information relating to the Bank or any of its affiliates, or their respective products, services, borrowers, depositors and other clients that is not generally known or available to the general public, including, but not limited to, (a) operation or financial information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures, (b) product and technical information, such as new and innovative product ideas, subjects of research and development, investigations, data, software, software codes, computer models and research and development projects, (c) marketing information, such as new marketing ideas, markets, mailing lists, the identity, including the names or addresses, of the borrowers, depositors and other clients of the Bank or any of its affiliates, the financial arrangement between the Bank or any of its affiliates and such clients, specific client needs and requirements and leads and referrals to prospective clients, (d) vendor, supplier and any other business partner information, including the financial arrangement between the Bank or any of its affiliates and such persons, and (e) any information concerning or obtained from the clients of the Bank or any of its affiliates.

2.11    “Covered Period” means the earlier of (a) the execution of any agreement by the Bank that is expected to result in a Change in Control or (b) the period commencing with the Bank’s initial public announcement, whether in a press release or materials filed under the Securities Exchange Act of 1934, of the agreements or other actions by the Bank of the Company or the board of directors of the Company that are expected or intended to result in a Change in Control, and ending twenty-four (24) months following the occurrence of the Change in Control. In the case of a tender or exchange offer that results in a Change in Control, the Covered Period shall commence on the date that the Company or the board of directors of the Company publicly announces acceptance or support of the offer or, if acceptance or support is never announced, the date that the person making the offer publicly announces that the person knows or believes that the offer has sufficient support among shareholders of the Company to succeed in causing a Change in Control. The Covered Period will be extended by one additional month if the cure period in Section 2.14 is triggered in the 23rd or 24th month following the effective date of the Change in Control.

2.12    “Disability” means a physical or mental infirmity that impairs the Participant’s ability to substantially perform duties assigned to the Participant and that results in the Participant’s becoming eligible for long-term disability benefits under the Bank’s or its successor’s long-term disability plan or from the U.S. Social Security Administration. A Participant shall not be deemed to have a Disability until the date on which the insurer or the administrator of the Bank’s long-term disability insurance program notifies the Participant that the Participant is eligible to commence benefits under such insurance or the date on which the U.S. Social Security Administration notifies the Participant that the Participant is eligible to commence disability benefits.

2.13    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14    “Good Reason” means, means (a) a material reduction in the Participant’s Base Salary and/or aggregate incentive compensation opportunities under the Bank’s annual and long-term incentive plans or programs, as applicable; notwithstanding the foregoing, Bank or its affiliates may eliminate and/or modify existing employee benefit, retirement, or fringe benefit plans and coverage levels on a consistent and non-discriminatory basis applicable to all executive officers; (b) a material reduction in the Participant’s authority, duties or responsibilities from the position and attributes associated with Participant; (c) the failure to re-appoint the Participant to his or her executive position; (d) a relocation of the Participant’s principal place of employment by more than forty (40) miles or (e) the failure of the Bank to obtain the assumption of the Plan by any successor.

Notwithstanding the forgoing, the Participant will only have Good Reason if the Participant provides notice to the Bank of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Bank’s receipt of such notice. If the Participant initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. The Participant’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Participant’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

2.15    “Participant” means an executive or key employee of the Bank or any of its affiliates who has been selected by the Committee to participate in the Plan and who is a party to a Participation Agreement that has not been terminated in accordance with the terms of the Plan.

2.16    “Participation Agreement” means an agreement to participate in the Plan (in whatever form prescribed by the Committee) that evidences the terms and conditions of the individual’s participation in the Plan.

2.17    “Pro-Rata Bonus” means an amount equal to the product of a (a) Participant’s Target Bonus for the year in which the Participant’s Termination Date occurs and (b) a fraction, the numerator of which is the number of days elapsed from the beginning of the applicable calendar year through the Participant’s Termination Date and the denominator of which is the number of days in the applicable calendar year.

2.18    “Qualifying Termination” means any termination of a Participant’s employment with the Bank and its affiliates (or the successors of the Bank and its affiliates), following the Effective Date, by the Bank and its affiliates other than for Cause or by the Participant for Good Reason, either occurring during a Covered Period. For the avoidance of doubt, termination of the Participant’s employment on account of death or Disability, or by the Bank or any of its affiliates for Cause, or by the Participant for other than Good Reason, shall not be treated as a Qualifying Termination. Notwithstanding the foregoing, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination. It is not the intent of this Plan to provide any severance benefits to any employee other than in connection with a Qualifying Termination occurring during a Covered Period.

2.19    “Severance Multiple” means, for each Participant, the applicable multiple set forth in the Participant’s Participation Agreement.

2.20    “Target Bonus” means a Participant’s target annual bonus under an annual incentive plan applicable to such Participant.

2.21    “Termination Date” means the date on which a Participant experiences a Qualifying Termination during a Covered Period.

3.	Participation and Severance Benefits

3.1    Participants. From time to time the Committee may, in its discretion, designate those executives and key employees eligible to participate in the Plan. The Committee will, in its discretion, determine the terms and conditions of participation for each eligible individual. No employee has any right to participate in the Plan, and no Participant has any right to terms and conditions of participation not otherwise set forth in this Plan and in the Participant’s Participation Agreement. Exhibit A to the Plan, as modified from time to time, lists the Participants. The Committee may update Exhibit A at any time without formally amending the Plan. Any individual selected to participate in the Plan will become a Participant only when he or she executes and delivers a Participation Agreement to the Bank.

3.2    Termination of Participant. A Participant will cease to participate in the Plan and, therefore, shall cease to be eligible to receive severance benefits under the Plan, on the date on which the Participant ceases to be an employee of the Bank and its affiliates other than by a Qualifying Termination during a Covered Period. The Committee may terminate the participation of any Participant at any time, but the Participant’s removal from the Plan will not be effective until the later of (a) twenty-four (24) months after the Participant receives notice of his or her termination of participation by Bank or (b) the end of any Covered Period for the Participant that commenced prior to Participant receiving notice of his or her termination of participation by Bank.

3.3    Change in Control Severance Benefits. If a Participant experiences a Qualifying Termination during a Covered Period, the Participant will be entitled to the following payments under the Plan:

(a)          A lump sum cash payment equal to the Participant’s Accrued Obligations;

(b)          A lump sum cash payment equal to the Participant’s Pro-Rata Bonus;

(c)          A lump sum cash payment equal to the Participant’s Severance Multiple, multiplied by the sum of (i) the greater of (x) the Participant’s Base Salary as in effect immediately before the effective date of the Change in Control or (y) the Participant’s Base Salary in effective as of the Participant’s Termination Date and (ii) the Participant’s Target Bonus for the fiscal year in which the Participant’s Termination Date occurs; and

(d)          A lump sum cash payment equal to (i) the monthly cost for COBRA continuation coverage (as in effect as of the Participant’s Termination Date) for group medical, dental and vision coverage for the Participant and his or her dependents (to the extent that the Participant and, if applicable his or her dependents are covered by the Bank’s health and welfare plans at the Participant’s Termination Date) immediately before the Participant’s Termination Date, multiplied by (ii) the number of months represented by the Participant’s Severance Multiple.

3.4    Timing of Severance Payments. The cash payments specified in Section 3.3 shall be paid within five (5) business days following the Participant’s Termination Date.

3.5    No Duplication of Severance Benefits. If a Participant experiences a Qualifying Termination during a Covered Period, the Participant will not be paid any amount, or receive any benefit, under or pursuant to any other plan or program calling for severance benefits, including special severance benefits related to a Change in Control, unless specifically agreed to in writing between the Participant and the Bank or its affiliates. To the extent that a Participant is a party to any written and legally binding employment, retention, retirement or severance agreement with the Bank or any of its affiliates and a provision in such agreement (including a provision calling for special severance benefits related to a Change in Control) is inconsistent with any provision of the Plan, then (a) if the agreement is entered into after the Participant becomes a Participant in the Plan, and if the agreement expressly provides that its inconsistent provision is intended to supersede, override, or settle matters under the Plan for that Participant, the agreement’s provision will govern and control, but (b) in any other circumstances, the provision of the Plan will govern and control. For the avoidance of doubt, amounts awarded under a retention bonus that pays out in connection with a Qualifying Termination during a Covered Period shall not be considered duplicative of the severance benefits provided under Section 3.3 of the Plan.

3.6    Other Benefits Not Affected. Notwithstanding anything in the Plan to the contrary, none of the following benefits, programs, or other employment-related matters is enhanced, diminished, or otherwise affected by the Plan, none is considered a benefit of the Plan, and none is waived, released, or otherwise affected by payments under this Plan, unless expressly provided elsewhere:

(a)    A Participant’s accounts in a savings plan, nonqualified deferred compensation plan, or other similar deferral plan or program of the Bank or any of its affiliate, including any rights to require a grantor trust or other similar funding protection;

(b)    A Participant’s rights under a pension or other funded defined-benefit retirement plan of the Bank or any of its affiliates;

(c)    A Participant’s rights under any award of restricted stock, restricted stock units, stock options, stock appreciation rights, or other equity incentive awards, in each case whether or not associated with performance conditions, under any equity plan of the Bank and/or award agreements issued thereunder;

(d)    A Participant’s rights under any life or disability insurance plan or program of the Bank or any of its affiliates, including any split-dollar life insurance agreement and the right to continue coverage after termination of employment, whether or not at the Participant’s cost; and

(e)    A Participant’s rights to obtain or continue health, dental or similar insurance coverage after termination of employment (so-called COBRA continuation rights).

3.7    Golden Parachute Provisions. In the event that any benefits payable to a Participant pursuant to the Plan or otherwise (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3.7 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Participant’s Payments hereunder will be either (x) provided to the Participant in full or (y) provided to the Participant in such lesser amount that would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account all applicable taxes, including any federal, state, local and foreign income, employment or excise taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. If the Payments are to be reduced pursuant to this Section 3.7, and none of such Payments are “deferred compensation” subject to Section 409A of the Code, then the reduction will occur in the manner elected by the Participant in writing prior to the date of payment. If any Payment constitutes “deferred compensation” subject to Section 409A of the Code or if the Participant fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made, until the reduction is achieved. Unless the Bank and the Participant otherwise agree in writing, any determination required under this Section 3.10 will be made in writing in good faith by a nationally recognized accounting firm or other independent advisor(s) selected by the Bank (the “Firm”) which will provide detailed supporting calculations both to the Bank and the Participant within fifteen (15) business days of the receipt of notice from the Bank or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Bank, and whose determination will be final, conclusive and binding upon the Participant and the Bank for all purposes (and the Bank will report such payments consistently and will reasonably defend such calculations). For purposes of making the calculations required by this Section 3.7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Bank and Participant agree to furnish to the Firm any information and documents the Firm reasonably request to make the determination under this provision. The Bank will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 3.7.

4.	Restrictive Covenants

4.1    Non-Disclosure of Confidential Material. During a Participant’s employment with the Bank or its affiliates and thereafter, the Participant will hold in a fiduciary capacity for the benefit of the Bank and its affiliates all trade secrets and Confidential Information relating to the Bank or any of its affiliates that have been obtained by the Participant during his or her employment by the Bank or any of its affiliates. Except as may be required or appropriate in connection with the Participant carrying out his or her duties as an employee, he or she will not, without the prior written consent of the Bank or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Bank or any of its affiliates (in which case the Participant will use his or her reasonable best efforts in cooperating with the Bank in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets or Confidential Information to anyone other than the Bank and those designated by the Bank or on behalf of the Bank in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in the Plan or otherwise, nothing shall limit the rights of a Participant under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Participants are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding or (3) to an attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

4.2    Non-Solicitation of Employees. Each Participant agrees that, during his or her employment with the Bank and its affiliates, and for a twelve (12) month period following the Participant’s Termination Date, the Participant will not take any action, directly or indirectly (without the prior written consent of the Bank), that causes or could reasonably be expected to cause any person who is then an employee of the Bank or any of its affiliates to resign from the Bank or any of its affiliates or to apply for or accept employment with any other business or enterprise.

4.3    Non-Solicitation of Clients. Each Participant agrees that, during his or her employment with the Bank and its affiliates, and for a twelve (12) month period following the Participant’s Termination Date, the Participant will not, in any manner, directly or indirectly (without the prior written consent of the Bank): (1) take any action that causes or could reasonably be expected to cause any customer or prospective customer of the Bank or any of its affiliates to whom such Participant provided services or with whom the Participant otherwise had contact to become a client of or transact any business with a Competitive Business or reduce or refrain from doing any business with the Bank or any of its affiliates, (2) transact business with any client or prospective client that would cause the Participant to be a Competitive Business or (3) interfere with or damage any relationship between the Bank or any of its affiliates and a client or prospective client.

4.4    Non-Disparagement. Each Participant agrees and covenants that he or she will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Bank or any of its affiliates or their respective businesses, or any of their respective employees, officers, or directors. The preceding sentence does not in any way restrict or impede the Participant from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

4.5    Validity. The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision set forth herein will thereby be affected. If for any reason any court of competent jurisdiction finds any provision of this Section 4 unreasonable in duration or geographic scope or otherwise, the Participant and the Bank agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

4.6    Injunctive Relief. Without limiting any remedies available to the Bank, by acceptance of payments and benefits under the Plan, a Participant will be deemed to have agreed and acknowledged that a breach of the covenants contained in this Section 4 will result in injury to the Bank and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely, and that therefore, in the event of such a breach or threat thereof, the Bank will be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining the Participant from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in Sections 4.1, 4.2 and 4.3 herein. This provision will not, however, be construed as a waiver of any of the rights that the Bank may have for damages under the Plan or otherwise, and, except as limited in Section 6.10, all the Bank’s rights and remedies will be unrestricted.

5.	Claims for Benefits Under the Plan

5.1    Claims for Benefits under the Plan. If a Participant believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty (60) days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days; provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 6.10, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Committee will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section 5.1, the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Sections 5.2 and 5.3.

5.2    Right to Request Review of Benefit Denial. Within sixty (60) days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefit, the individual may submit comments, records, documents, or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records, and other information relevant to the claim.

5.3    Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60)-day period will be extended to one hundred twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60)-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 6.10, in lieu of bringing a civil action under Section 502(a) of ERISA.

5.4    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 6.10.

6.	Administration of the Plan

6.1    Administration. The Committee, or any person or group of persons designated by the Committee, will administer the Plan. The Committee may interpret the Plan and establish, amend or rescind any rules and regulations relating to the Plan. The Committee may make any other determinations it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan during a Covered Period will be subject to de novo review without any presumption of correctness. Any action permitted to be taken by the Committee may also be taken by the Board of Directors.

6.2    Amendment; Termination.

(a)  The Bank may amend the Plan at any time, provided, however, that unless the Participant otherwise agrees after being given notice of the Plan amendment, an amendment to the Plan pursuant to this Section 6.2 that adversely and materially changes a benefit to a Participant is not effective as to that Participant until immediately after the end of the later of (i) twenty-four (24) months after the Bank gives notice to the Participant of the change and of its effective date or (ii) the end of any Covered Period for the Participant that commenced before amendment of the Plan and that was ongoing at the time of amendment.

(b) The Plan may be amended at any time and in any manner necessary to comply with, or to avoid a material and adverse outcome for the Bank or the Participants under ERISA or Section 409A of the Code. Any such amendment will be effective immediately, or otherwise as provided by the Committee, without the consent of any Participant. If any such amendment is expected to have a material and adverse effect upon one or more Participants, the Bank will give notice of the change to those Participants within thirty (30) days after effectiveness.

(c) The Plan may be terminated at any time. If the Plan is terminated, new Participants may not be added, but the Plan will continue in effect for each then-current Participant until immediately after the later of (i) twenty-four (24) months after termination of the Plan or (ii) the end of any Covered Period that commenced before termination of the Plan.

(d) Termination or amendment of the Plan will not affect any obligation of the Bank under the Plan that has accrued and is unpaid as of the effective date of the termination or amendment.

6.3    Successors. The Bank will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under the Plan, in the same manner and to the same extent that the Bank would be required to perform if no succession or assignment had taken place. In such event, the term “Bank,” as used in the Plan, will mean (from and after, but not before, the occurrence of such event) the Bank as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

6.4    Third Party Beneficiaries. The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, and assigns.

6.5    FDIC Limitations. If any payment or benefit under the Plan would otherwise be a golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the payments will be reduced to the greatest amount that can be paid to the Participant without there being a prohibited Golden Parachute Payment. To the extent reasonably practicable, the Bank shall seek the approval of the Federal Deposit Insurance Corporation and any other applicable regulatory agency, as necessary, to make any payment to the Participant that would otherwise constitute a Golden Parachute Payment.

6.6    Creditor Status of Participants. If any Participant acquires a right to receive payments from the Bank under the Plan, such right will be no greater than the right of any unsecured general creditor of the Bank.

6.7    Notice of Address. Each Participant entitled to benefits under the Plan must file with the Bank, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such Participant at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Bank to search for or to ascertain the location of such Participant.

6.8    Headings. The headings of the Plan are inserted for convenience and reference only and will have no effect upon the meaning of the provisions hereof.

6.9    Choice of Law. The Plan and Participation Agreements shall be governed by and construed in accordance with the laws of the State of Washington without reference to principles of conflict of laws, except as superseded by applicable federal law.

6.10    Arbitration.

(a)    Subject to the provisions of Section 4.6, any controversy or claim between a Participant and the Bank arising out of or relating to or concerning the Plan (including the covenants contained in Section 4) and any dispute regarding the Participant’s employment or the termination thereof or any dispute regarding the application, interpretation or validity of the Plan will be finally settled by arbitration in a location determined by the Participant (which location must be located within the county in which the Participant primarily works) and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between the Plan and the rules of the AAA, the provisions of the Plan will be determinative. If the parties are unable to agree upon an arbitrator, they will select a single arbitrator from a list of seven (7) arbitrators designated by the office of the American Arbitration Association having responsibility for the location selected by the Participant, all of whom will be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they will each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three (3) strikes, the remaining name on the list will be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs. The Participant or the Bank may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Clallam County, Washington or such other jurisdiction as the Participant may determine in his or her discretion to enforce any arbitration award under this Section 6.10.

(b)    To the extent permitted by law, the Bank shall reimburse the Participant on a current basis for all reasonable legal fees, costs of litigation and other related expenses incurred in good faith by the Participant as a result of the Bank’s refusal to provide the severance benefits to which the Participant successfully becomes entitled under the Plan, or as a result of the Bank’s contesting the validity, enforceability or interpretation of the Plan; provided, however, that the Participant shall reimburse the Bank for all such fees and expenses if an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.

6.11    Withholding. All payments under the Plan will be subject to all applicable withholding of state, local, and federal taxes.

6.12    No Implied Employment Contract. The Plan does not constitute a contract of employment or impose on a Participant any obligation to remain in the employ of the Bank, nor does it impose on the Bank or any of its affiliates any obligation to retain a Participant in his or her present position or in any other position, nor does it change the status of a Participant’s employment as an employee at will. Except as provided for in Section 2.4, nothing in the Plan will in any way affect the right of the Bank or any of its affiliates in its absolute discretion to change or reduce a Participant’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans and the like.

6.13    No Assignment. The rights of a Participant to payments under the Plan will not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.13 will be void.

6.14    Section 409A.

(a) General. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each payment under the Plan that is made within 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A of the Code as a short-term deferral within the meaning of the final regulations under Section 409A of the Code. Each payment under the Plan that is made later than 2-½ months following the end of the year that contains the Participant’s Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, in accordance with subsection (c) below. To the extent necessary to comply with Section 409A of the Code, all payments to be made upon a Participant’s Termination Date may only be made upon a “separation from service” within the meaning of Section 409A of the Code.

(b) Specified Employees. Notwithstanding anything in the Plan to the contrary, if the Participant is considered a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), any payment that is subject to Section 409A of the Code and payable due to the Participant’s termination of employment will not be made to the Participant until the earlier of the six-month anniversary of the Participant’s “separation from service” within the meaning of Section 409A of the Code or the date of the Participant’s death and will be accumulated and paid on such date.

(c)    No Participant Designation of Year of Payment. To the extent necessary to comply with Section 409A of the Code, in no event may a Participant, directly or indirectly, designate the taxable year of payment. To the extent necessary to comply with Section 409A of the Code, if any payment to a Participant under the Plan is conditioned upon the Participant’s executing and not revoking a Release and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

Exhibit A

List of Participants

FORM OF

PARTICIPATION AGREEMENT

Reference is made to the First Fed Bank Executive Change in Control Plan (as the same may be amended or modified from time to time, the “Plan”). The Plan is incorporated in this Participation Agreement and is deemed to be a part hereof for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

Upon your execution and delivery to the Bank of this Participation Agreement, you will become a Participant in the Plan. Your participation in the Plan is subject to the terms and conditions of the Plan. Pursuant to your participation in the Plan, you are eligible to receive severance benefits in accordance with the terms of the Plan.

Your severance multiple for change in control severance benefits under Section 3.3 of the Plan is 2.0.

By signing below, you expressly agree to be bound by, and you promise to abide by, the terms of the Plan. You agree that the terms of the Plan are reasonable in all respects.

You acknowledge and agree that the Plan and this Participation Agreement supersedes all prior employment agreements, change‑in‑control agreements and/or severance benefit policies, plans and arrangements of the Bank, if any (and supersede all prior oral or written communications by the Bank with respect to change‑in‑control benefits or severance benefits, if any), and any such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein.

You further acknowledge and agree that before signing this Participation Agreement (a) you have fully read and you understand the Plan, (b) you have fully read, and you understand and voluntarily enter into, this Participation Agreement, and (c) you have had sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Participation Agreement shall be valid, binding, and enforceable against a party when executed by means of (a) an electronic signature; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall have for all purposes the same validity, legal effect, and admissibility in evidence as an original manual signature.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement (in the case of the Bank, by its duly authorized officer), as set forth below.

FIRST FED BANK	PARTICIPANT:

By:	By:
Name:	Name:
Title:	Title:
Date: